UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

☒ ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2017

STREAMNET, INC,

(Name of registrant as specified in its charter)

Commission file number:  024-10590

Nevada	81-3324776
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7582 Las Vegas Blvd, Las Vegas, NV	89123
(Full mailing address of principal executive offices)	(Zip Code)

(702) 721-9915

  (Issuer’s telephone number, including area code)

Common Stock, $0.001 par value

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of StreamNet, Inc. (the “Company,” “StreamNet,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon our consolidated audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

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Item 1.  Business

The Company was incorporated on June 28, 2016 in the State of Nevada. Since incorporation, the Company has not made any significant purchases or sales of assets. From inception until the date of this filing the Company has had limited operating activities, primarily consisting of (i) the incorporation of the company, (ii) the development of the business plan, (iii) initial equity funding, (iv) the performance of due diligence on potential suppliers of online content, and (v) beginning to develop strategic referral partnerships with investment newsletters and websites catering to our target market. Darryl Payne acquired 20,000,000 shares of our common stock with a par value of $0.001 per share in return for the Company’s initial funding, and good will consideration in the form of office space, access to internet and telephone service, access to its network of contacts and professional relationships.

StreamNet Inc., is a Nevada based music and entertainment technology company whose primary business is the providing of streaming entertainment content. The Company’s goal is to create a conglomerate in many facets. The Company is preparing to become a major entertainment content provider.

The Company’s business plan is to seek to acquire many rights for ownership including:

●	Music Audio Rights,
●	Movie and Film Libraries
●	Radio Stations
●	TV Stations
●	Representation Of Celebrities Estates
●	New Releases Of Urban & Dance Music Artist
●	TV Show Rights
●	Major Recording Artists

USA STREAMING RIGHTS TO BE OWNED BY STREAMNET INC.

1.	The Legends Of Classic Soul Concert Series, AS SEEN ON NATIONAL TV. The Legends of Classic Soul concert series features 20 soul groups on our own unique streaming video on demand pay per view platform. Featured artist includes The Four Tops, The Whispers, The Dells, Main Ingredient featuring Cuba Gooding Sr, Harold Melvin's Blue Notes, Chi-lites, The Delfonics, Blue Magic, Ray, Goodman, & Brown, Enchantment, The Temptations Review featuring Dennis Edwards, The Dramatics, Confunkshun, Atlantic Starr, Slave, The Floaters, Coasters, and Melba Moore featuring Freddie Jackson.

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THE LEGENDS OF CLASSIC SOUL MUSIC

Soul CONCERTS

PRESENTS

Soul CONCERTS

As Seen On TV

Legends Of Classic Soul has recorded more than 50 full-length live concerts -- an unprecedented collection featuring performances by America's most legendary and iconic stars of soul -- to DVD. The Whispers; Dramatics; Dells; Cuba Gooding Sr. & The Main Ingredient; The Temptations Featuring Dennis Edwards; and Ray, Goodman & Brown are some of the many releases.

Bonus Material: Many of the show-stopping concert programs also include exclusive bonus footage and behind-the-scenes extras.

"We are preserving the legacy of soul music for generations of fans. *Legends of Classic Soul* is not just a music compilation, but it brings the excitement of the ultimate concert experience -- and an insider's look backstage -- home for music lovers to enjoy again and again. Nowhere else can fans obtain these full-length concerts," commented Payne, producer of the collection and CEO of Legends Of Classic Soul.

Classic soul music is all about love, joy and good times. The Motown sound and the sweet soul sounds of Philadelphia are here to stay.

Produced by Payne, each featured artist and group served as a co-producer on the project.

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Log in |

The Four Tops - Live From The MGM Grand In Las Vegas
Four Tops
Live From The MGM Grand in Las Vegas

BUY 20 CONCERT PACK FOR ONLY $ 125.99

More

Temptations Review
Dennis Edwards
BUY

The Temptations Review

Dennis Edwards replaced David Ruffin as lead singer of The Temptations. The Temptations won

Melba Moore
Special guest
Freddie Jackson from NYC
BUY

Melba Moore Live In Co

Tony Award Winner & Grammy Nominated Melba Moore Performs Live In Concert. Miss Moore sings an

The Chi-Lites
Live in HD

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The Dells
Live from New York City

Four Tops
Live From The MGM Grand in Las Vegas

The Manhattans

Dramatics

The Whispers
The Beat Goes On

Main Ingredient
The Delfonics

THE INTUDERS

Ray, Goodman
& Brown

Blue Notes

ConFunkShun
Live on Tour

BLUE
MAGIC
Live in Concert

Enchantment

Melba
Moore
Special guest
Freddie Jackson from NYC

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2.	The PBS On Tour Concert Series. These iconic performances aired 52 one hour shows in 1997. The PBS TV show featured each artist performing 3 songs. Sting, Meatloaf, Ozzy Osbourne, Lenny Kravitz, Busta Rhymes, Lou Reed, The Cure, Devo, Hot Tuna, Dennis Brown, Freda Payne, Joan Osbourne, Goo Goo Dolls, Bruce Hornsby, Indigo Girls, Smashing Pumpkins, A Tribe Called Quest, Tears for Fears, The Fugees and Cypress Hill are some of the many artists in this iconic series.

All cleared content will be monetized on the Company’s own HD Pay Per View Streaming platform which is already completed. Some of the concerts recorded used as many as 22 cameras for each show. Several of these performances were recorded in 3D. Many titles will be offered to worldwide fans.

52 On Tour shows can be made available for TV in their original show configuration. The Company intends to offer all of the artists revenue sharing deals if they sign a new current contract with our company. The goal is to also release separate full length concerts of each artist. The Company has talked to many of these artists with positive feedback. These concerts were never commercially available or seen as full length shows from each separate artist."

The Company has anywhere from 50 to 100 Radio Shows that were produced in conjunction of broadcast TV series. All of the video concerts and radio shows will be made available for license to third party companies.

3.	26 Episodes Of The Judy Garland TV Show. The USA "Judy Garland Show" CBS 1963/1964 Television Season. This Classic Nostalgic 1960s series is being held in celebration of the 70th anniversary of "The Wizard of Oz," which starred young Judy Garland in 1939 and the 40th Anniversary of Judy's passing in 1969. This historic collection of 26 one-hour-long episodes includes an unprecedented list of guests - including Barbra Streisand, Mickey Rooney, Count Basie, Lena Horne, Tony Bennett, Ethel Merman, Bob Newhart, Donald O'Connor, Peggy Lee, Steve Allen, Jane Powell, Peter Lawford, Vic Damone, Jack Jones, and Garland's daughter Liza Minnelli, among others. Judy Garland also performed solo concert performances as part of this amazing, wonderful TV show. In 1962, the CBS Network won the right to broadcast Judy Garland's musical variety show in an unheard-of pact worth $24 million. From June 1963 through March 1964, the one-hour episodes were videotaped at CBS' Television City in Hollywood, California. There are once-in-a-lifetime musical pairings and duets between Garland and her guests. This collection is the only remaining audio/video in existence of the legendary diva at her physical and vocal peak.

4.	10,000 Audio Songs of Various Artist. Including Pop, Dance, Jazz, Blues, Country, R & B, Classic Soul, and Rock & Roll. Many popular names complete this listing.

5.	44 Movie & Film Companies Deal. The masters consist of three semi-truck loads worth of tapes. The Company recently signed a deal to buy the master tapes to 44 film, movie, documentaries, and TV show companies through an auction. This deal is set to close in 90 days provided that the Company has the funding to close the deal. The Company would offer revenue sharing deals to the content owners of these particular rights.

In addition, the Company intends to acquire additional rights to video and audio performances. The Company shall seek third party license deals whereas the Company would receive advance payments upfront upon signing a deal.

We are in an age where technology and entertainment merge to deliver the thrill of the front row seat to the hand held device, or to the ultra-high definition experience delivered from today's television screen. Creation and distribution models struggle to adapt to the challenging global environment, and the complex interplay social media now has on the consuming public.

The Company intends to build upon its Officer’s direct relationships with legendary performers and event production partners, and through the bridge of technology, intends to deliver cross platform interaction to expand reach while improving the creator and consumer value model.

Through a vision that respects the artist, creation process and sees the growth of an engaged social audience, the Company intends to introduce new operations that build upon niche opportunities. Artistic relationships and media distribution acquisitions can broaden the company’s operations.

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The Company recently completed its Streaming Media Pay Per View Platform. Through this platform, all of the Company’s video content will be available for consumers to stream.

●	Event and Artist Production and Licensing.

The Company will seek to work with special legendary artists in world class facilities. The goal is to invest in the development and promotion of live events, leveraging our strength in media distribution across all platforms. To become a premier management company. The Company intends to apply cutting edge video quality distribution methods and social media applications to expand market awareness. The Company will seek to introduce interactive marketing and grow strong continuous revenues.

Broadcast, Radio and Internet Media Operations.

Consistent with the Company’s mission to connect disparate distribution platforms. The Company with "Best of Breed" cloud infrastructure and software solutions intends to build upon broadcast partnerships and acquisitions to create a unified distribution business. Consumers will be given choices. Improving on the retail offerings of services like iTunes and Netflix, the Company’s platform provides owners and artists more transparent control over their intellectual property.

Rights Acquisition, Management and Channel Integration.

The Company is committed to innovative Rights Management that recognizes the value of the artist and provides a preferred integrated channel distribution model for Creators in virtually all media and IP investors. Building upon a catalog of concerts, songs and TV shows, the Company intends to seek to manage well over 100,000 titles by 2018.

Capitalizing on the consolidation of extensive managed properties, the Company maintains a roster of legendary artist relationships. The Company is positioned to gain existing significant opportunities across the entertainment landscape. Our technology operations embrace cloud based solutions for Audio/Video distribution and provide a greater supply chain visibility and flexibility. The Company intends to seek to grow new fresh business units across numerous media channels.

Direct Response TV:

Unlimited channels will be created on our Pay Per View Subscription Platforms. The Company will advertise and buy media on TV to sell our top tier content.

Legends Of Classic www.LegendsOfClassicSoul.com. This series has generated substantial credit card sales on TV. The average consumer order for the DVD Box Sets is $199.00 per order. Legends Of Classic Soul Concerts were all recorded in HD with great sound. Sadly, many of these legends have passed away since this series first started filming 10 years ago.

Live Video Concerts. The Company plans to offer its customers full-length, pre-recorded video of concerts from various artists in the dance music, R&B/Urban, and other genres. These live concerts will be available through the Company’s video on-demand streaming channel via the Company’s website.

Audio CDs for retail and downloads, Video On Demand Streaming Channel. TV, Radio, Media, & Social Media. CD Audio Downloads are ..99 Cents. DVD Box Sets are $ 199.00. Individual DVD Sales direct to consumer is $15 to $20. DVD's to retail distributors is anywhere from $5.99 to $8.00. CDs to retail stores/distributors is from $ 3.00 to $ 5.99

Strategy and Implementation

Business Model

The Company’s primary business is to develop and market world-class entertainment content, including but not limited to full-length concerts, movies, and television shows. This will be accomplished by aggressive deployment and branding of the Company’s state-of-the-art technologies to bring superior, cost-effective solutions to consumers in need of these services.

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Through the Company’s web site, customers will be offered designated services. These services are transactional in nature with add-on options based on the sender’s requirements. Options are priced to increase the overall amount per transaction whereby the overall margin is significantly increased.

By being a web-based business, our business model is based on volume. Through automation of transactions inherent in the technologies employed, a low cost of transaction maintains high gross margin. Our business of can run 24 hours a day, seven days a week with minimal staff needed to operate the business. Most business activities are automated, which greatly reduces the related overhead and staffing components associated with similar, conventional business formats.

The Company’s corporate development is focused on its core business and is structured to accomplish its initial business objectives over a three-year period. The Company has defined seven business divisions: systems operations and management; information technologies; sales and marketing; customer service; service development; business development; and general administration. Additional revenue streams will be added as new products and services are proven to be viable and are integrated into the network.

The Company also intends to devote resources to developing a consumer market with new specific services designed for the consumer, home based businesses, and small business owners.

Business Growth Strategy

The key to the Company’s business growth strategy is customer acquisition. The Company’s initial operations are based in the United States. Being an Internet based business; technical operations can be maintained separately from corporate operations. This will all be aligned with the Company’s basic financial philosophy of controlling costs as sales revenue grows through the expansion of the web site operations.

The Company will focus on the core business over the first three years to establish a significant market share in multiple industry segments. Other products and services may be implemented after proper feasibility, cost analysis and in depth market and customer research.

Marketing

Marketing Strategy

The marketing strategy is simple and direct;

●	Consumers will be marketed through the internet, magazines and other electronic and print media.
●	Targeted groups will be marketed by the branding of our name and logo through specific media channels focused direct marketing campaigns, electronic media, trade shows, industry publications, newspapers, and other industry specific events, as well as traditional distribution channels.

Web Site and Internet Presence

The Company’s Web Sites (www.LegendsOfClassicSoul.com, www.streamnet.tv) will function as a main marketing tool (beyond its obvious function of conducting the business for products and services). These sites will act as a hub for the business and are international in scope. The sites will offer customers ease of use, clear and simple navigation, security, and prompt response to transactions.

The websites will also feature sections for promotions and joint venture and cross branding marketing campaigns with partners. The web sites will function 24/7 and be a customer service portal. Being that the web site is the business, and impression is made through its pages, strict attention to detail, communicative proposition and graphic design are critical. Additionally, drawing attention to green benefits of the product will stimulate environmentally concerned consumers.

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Smart Phone, Tablet, and Mobile Applications

These applications are critical to the future of the Company. There will be a large user based that will use our services strictly through their mobile devices. These applications are significant in that they fit with the growing trend of mobile users who demand synchronization of services (with their account) with multiple digital devices. This is especially true with business users who no longer work from physical offices and are part of the new virtual business economy.

Even more significant is we will be able to develop users and customers who use multiple communications platforms and networks outside of our web based and internet services.

Social Media and Business Networks

The impact of social networks (Facebook, Twitter, and Google) and business networks (Linkedin, Salesforce) in today’s communications is huge. The Company’s ability as a communication utility to these networks represents hundreds of millions of users globally. Through the development of applications specifically for these networks, the Company will be able to cross platform its services into consumers and business user awareness.

The marketing on these networks is just one avenue to acquire users, but by combining the Company’s network specific applications to the process, this creates a whole new user dynamic. When you include components of music, media and video to the delivery options of these users (private, secure and verified delivery) by a “trusted third party” only goes to strengthen our brand recognition.

Direct Sales

The Company will engage industry specific national sales and marketing groups to promote its products and services. Corporate discounts and promotions will be instituted to targeted business customers and consumers.

Media Exposure

The Company will also develop national and international marketing campaigns through trade magazines, trade shows, articles, press releases, contracted public relations, a concise advertising campaign to generate brand awareness and impressions, electronic and print vehicles, and other media venues and events.

Risk Factors

The Company faces risks and uncertainties that could affect us and our business. These risks are outlined under the heading “Risk Factors” contained in our Registration Statement and Offering Circular, as amended and/or supplemented from time to time (the “Form 1-A”). Our Form 1-A, and other SEC postings, can be accessed here: https://www.sec.gov/cgi-bin/browse-edgar?company=Streamnet&owner=exclude&action=getcompany. The Form 1-A may be updated from time to time with future filings under Regulation A. In addition, new risks may emerge at any time and the Company cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our shares of Common Stock.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company is a Developmental Stage Company with limited operating history:

The Company was incorporated as a Nevada Stock Corporation in July 2016. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that StreamNet, Inc. will operate profitably.

Overview:

The Company is seeking to create a Digital Broadcasting Entertainment Company. The Company’s business plan is to seek to acquire ownership rights to (for the purposes of Internet Broadcast for user fees): Music Audio Rights, Movie and Film Libraries, Radio Stations, TV Show Rights and Rights to Major Recording Artists, and more .

Financial Condition and Results of Operations

We have incurred losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities, including in connection with this offering.

Results of Operations

Inception at July 1, 2016 through December 31, 2016.

Revenues for the period from inception on July 1, 2016 through December 31, 2016 were $4,500. We incurred $42,054 in general and administrative expenses. These expenses related principally to our engagement of independent contractors to push our business forward and develop sales.

Fiscal year ended December 31, 2017

As we continue to develop our business plan we had no revenues for the fiscal year ended December 31, 2017. We incurred $49,830 in general and administrative expense, consisting principally of legal and accounting costs for our Regulation A offering. Our accounts payable of $47,026 as of December 31, 2017 consists principally of legal fees due.

Plan of Operation and Funding

We expect that working capital requirements will continue to be funded through related party advances in the near term as we prepare for future capital raise through an issuance of securities. We have no guarantees or firm commitments that the related party advances will continue in the near term. Our working capital requirements are expected to increase with the growth of our business.

On March 3, 2017, a third party loaned the Company $20,000. The loan is unsecured, bears interest at 8%, and is due on demand. As of December 31, 2017 there is $1,333 of interest accrued on the loan.

Existing working capital, further advances, capital raises and anticipated cash flow are expected to be adequate to fund our operations over the next twelve months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through related party advances and proceeds from the sale of our common stock.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

We believe that the proceeds of our Regulation A offering, even if we are only able to sell 25% of the shares offered, will provide sufficient funding for our operations for at least the next 12 months.

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Item 3.   Directors and Officers

The current officer and director will serve for one year or until his respective successor(s) are elected and qualified.

Name	Position
Mr. Darryl Payne (Age: 56)	Chief Executive Officer

Billboard Number One Producer Darryl Payne has produced over 2300 separate release titles throughout his 40 year career. Dance Music & R&B/Urban music is his favorite music to produce. Warner Brothers, Sony/BMG, Universal, and Virgin are just some of the many music labels with whom he has done deals. He has been awarded various Gold Records and Billboard Number 1 Awards for his success in the music industry. Darryl started his own promotion company to the stars as a 17 year old teenager. Mr. Payne was President and Chief Executive Officer of Classic World Productions. CWP was one of the more resourceful catalog labels in the USA. CWP music and video titles were regularly seen on all the major TV Networks. D arryl secured vending agreements with Disney, ABC, Universal, CBS/Viacom, E Entertainment, and Fox. Legends Of Classic Soul concerts is his latest project. Many of the all time best classic soul were seen and heard in this wonderful collection.

Mr. William Beamon (Age: 65)	Director and Vice President

An extensive industry career that has included working with IMG International, Bill has been directly responsible for managing the royalties departments for many music publishers. His experience has included working with major bricks and mortar and Internet retail accounts. Bill has worked closely with Darryl Payne since 1981 and was directly involved with the production of the Legends of Classic Soul and Classic World Productions.

Mr. Robert Hayes (Age: 61)	Chief Technology Officer

Beginning as a senior site engineer for global petrochemical, telecommunications and national utility concerns, Robert has experienced the growth of automated systems and application of many diverse platforms. With a practical approach to complex issues and the tenacity to adjust as project needs change, he has managed distributed information and control systems for many applications including including Seattle Metro water reclamation network, U.S. Steel No 2 Gary continuous caster process, Amoco Yanbu Saudi Arabia petrochemical complex with three tiers of computer architecture and four hundred miles of communications infrastructure, Mobil Beaumont LDPE (low density polyethylene) production processing and security systems monitoring, and Pratt & Whitney turbine control electronics for the Venezuela Air Force on their F16 fleet.

Early in 2001 with a group of telecommunication engineers from ATT, Robert applied his knowledge to develop systems architectures for digital retailing over wide area networks, including the introduction of self-directing intelligence applications in network router devices. Bob created methodology relating to the video encoding in the MPEG2 format in order to achieve gains in the accumulated data stream, enabling distribution of video content over Internet connected systems. In recent years, he has been engaged in pioneering work in the data security arena culminating in the development of a highly secure key-less encryption and device/user authentication technology.

Dr. Franz Sherman Heining	International Licensing

As a musician turned record company executive, Billboard named him as an important music business veteran for his work with the release of The Pianist, Wladyslaw Szpilman. A career that began as head of A&R/Marketing/International Production for TELDEC SCHALLPLATTEN GmbH Hamburg, Germany (Sold to WEA, January 1988), Dr. Heinig has lectured at UCLA and worked with Entertainment Today in Hamburg and Los Angeles. Built personal connections with artists, productions teams and recording companies in France, Italy, United Kingdom. Activities included marketing catalogue rights/labels worldwide for such notables as POPE JOHN PAUL II, LUCIANO PAVAROTTI, JULIO IGLESIAS, TOM JONES, DIONNE WARWICK, GRACE JONES, LATOYA JACKSON, BO DEREK, KELLY LE BROCK and GERARD DEPARDIEU.

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Mr. Richard Hunsaker	Director of Broadcast Engineering

A career that started with work for the Department of Defense and the former Atomic Energy Commission, Richard has been directly responsible for developments in real-time embedded systems, web connected media, multi-level financial trading systems and broadcast engineering for several radio and TV stations. Working with On-Air talent and diverse communications systems, Richard has been involved with live remote simulcast events since the first ones were broadcast in southern Nevada. As native of Las Vegas, Richard’s success with technology remains visible in all areas of the highly regulated, international casino industry and its various markets including casino gaming floors in gambling-lottery-bingo jurisdictions, Table pits, Race & Sports books, and the Internet. Managing product development for several market making corporate concerns in the international casino gaming industry, resulted in the award of three patents and dozens of successful products that remain in profitable operation today.

Hensuke Hidaka	Managing Director / Japan

Mr. Hidaka has been named Managing Director in Japan. He is a veteran in the Japanese music industry for 30 years. His job is to oversee licensing and business opportunities for StreamNet. Mr. Hidaka will be our liaison coordinator between Japanese record companies, producers, artists and publishers. A&R/ project supervision of our music and concert titles, event coordination, interpreting, and publicity will be handled by him. Mr. Hidaka is fluent in English and Japanese.

Mr. Steven George	Radio Station Acquisitions

With over 25 years in Marketing, Sales and Media Communications, Steve's expertise thrives in radio. StreamNet decided to bring him on board to explore radio station acquisitions. StreamNet is confident the addition of Steven will strengthen our radio station strategies, helping us bridge the world of analogue broadcasting to the digital platforms of today. You can still hear Steven on the radio as he hosts a National FM radio show weekly.

Mr. Brian Robinson	Principal Entertainment Attorney

An entertainment executive specializing in digital, television and music with more than 20 years of global experience across a broad range of media and technologies. A highly effective deal initiator, expediter and closer, expert in achieving bottom-line efficiencies through streamlining internal operating and business processes and is an articulate advocate of business interests in public and industry forums.

Brian has an outstanding record of excellent presentation, negotiation, with a proven ability to develop and structure global business relationships from initial sourcing to final documentation, buttressed with a deep understanding of valuation and finance concepts. Brian understands cost-effective management of outside vendors and consultants and has the experience to effectively negotiate and manage highly complex global business transactions.

Ms. Carmen Giordano	Principal Entertainment Attorney

Has a rare background of having served in the Brooklyn District Attorneys Office in the Rackets & Homicide Bureau, and in Washington in the Legislative Counsel representing The United States Senate, and as The Senior Trial Specialist in the NYC Corporation Council Special Litigation Unit. Carmen, who is also a Distinguished Professor of the Law at CUNY, continues to be recognized for his legal acumen and is widely recognized in the legal community. He also serves on the Legal Panel for The National Action Network. Carmen will help to guide StreamNet through Intellectual Property, corporate law and litigation matters as we build out our networks.

Mr. Ronald Cothrine	Vice President of Entertainment Sales

Ronald has a professional career spanning over 30 years of sales and management in the entertainment industry, including over 11 years as District Manager for the Capitol EMI corporation including working on David Bowie and Tina Turner Releases to name a few. Development and implementation of sales and marketing programs to achieve company goals and meet budgetary expectations, Ronald has a consultative style that helps build the relationships across departments and with partners/artists to achieve success. Ronald’s Business integrity has been the foundation with which he became an industry executive, his experience and style will help StreamNet develop our business plans and launch procurement and launch innovative promotional events.

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Involvement in Certain Legal Proceedings. There have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

Item 4.   Security Ownership of Management and Certain Securityholders

The following table sets forth, as of the date of this Form 1-K, the number of shares of Preferred Stock and Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5% or more of the outstanding Common Stock of the Company. Also included are the shares held by all executive officers and directors as a group.

The Company was formed in July of 2016 as a Nevada Stock Corporation. Upon its formation, the Company issued 22,500,000 shares of Common Stock. As of the date of this Form 1-K, the Company has 23,336,600 shares of common stock outstanding.

Name & Address	Amount Owned Prior to Offering
Mr. Darryl Payne Chief Executive Officer StreamNet, Inc. 7582 Las Vegas Blvd South Las Vegas, Nevada 89123	Common Stock: 20,000,000 Shares (85.7%) Preferred Stock: No Shares

Item 5. Interest of Management and Others in Certain Transactions

Our majority voting shareholder is Mr. Darryl Payne, the Company’s Chief Executive Officer. Upon the completion of this Offering, Mr. Payne, along with seven current members of the Company will continue to own the majority of the issued and outstanding controlling Common Stock of the Company. Consequently, these eight shareholders control the operations of the Company and will have the ability to control all matters submitted to Stockholders for approval, including:

●	Election of the board of directors;
●	Removal of any directors;
●	Amendment of the Company’s certificate of incorporation or bylaws and
●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Mr. Payne and the seven members of the Company’s management will thus have complete control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Common Stock. This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses.

Except as otherwise indicated herein, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 5 of Form 1-K.

Item 6. Other Information

Subsequent to December 31, 2017, the Company granted 400 shares of common stock for services at $0.01 per share, for total non-cash expense of $4.

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Item 7. Financial Statements

StreamNet, Inc.

Financial Statements

F-1

AJ Robbins CPA, LLC
Certified Public Accountant

To the Board of Directors

StreamNet, Inc.

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of StreamNet, Inc., which comprise the balance sheets as of December 31, 2017 and 2016 and the related statements of operations, changes in stockholders’equity ( deficit), and cash flows for the year ended December 31, 2017 and the period from inception July 1, 2016 to December 31, 2016 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audis in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has incurred losses since inception and has accumulated a deficit of $96,185 as of December 31, 2017. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StreamNet, Inc., as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the periods from July 1, 2016 (inception) to December 31, 2016, and for the year ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/S/ AJ Robbins CPA, LLC

Denver, Colorado

May 10, 2018

F-2

StreamNet, Inc. Balance Sheets

	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$40	$46

Total assets	$40	$46

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$47,026	$-
Loans payable	20,000	-
Accrued liabilities	1,333	20,000
Due to related party	-	100
Total current liabilities	68,359	20,100
Commitments and Contingencies	-	-
Stockholders’ Equity (Deficit):
Common stock $0.001 par value, 800,000,000 shares authorized; 23,336,600 and 4,000,000 shares issued, respectively and outstanding	23,337	4,000
Additional paid-in capital	7,529	-
Common stock payable	-	18,500
Accumulated deficit	(99,185)	(42,554)
Total stockholders’ deficit	(68,319)	(20,054)

Total liabilities and stockholders’ equity	$40	$46

The accompanying notes are an integral part of these financial statements.

F-3

StreamNet, Inc.

Statements of Operations

	For the Year Ended December 31, 2017	July 1, 2016 (inception) through December 31, 2016
Consulting revenue	$-	$4,500

Operating expenses:
Officer compensation	6,801	-
General and administrative	49,830	47,054
Total operating expenses	56,631	47,054

Net loss from operations	(56,631)	(42,554)

Loss before income tax	(56,631)	(42,554)
Provision for income taxes	-	-

Net Loss	$(56,631)	$(42,554)

Basic and diluted net loss per common share	$(0.00)	$(0.04)

Basic and diluted weighted average common shares outstanding	15,998,970	964,384

The accompanying notes are an integral part of these financial statements.

F-4

StreamNet, Inc.

Statement of Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid-In	Common Stock	Accumulated
	Shares	Amount	Capital	Payable	Deficit	Total
Balance at July 1, 2016 (inception)	-	$-	$-	$-	$-	$-

Issuance of common stock for services	4,000,000	4,000	-	18,500	-	22,500

Net loss at December 31, 2016	-	-	-	-	(42,554)	(42,554)

Balance at December 31, 2016	4,000,000	4,000	-	18,500	(42,554)	(20,054)

Issuance of common stock for services	836,600	837	7,529	-	-	8,366

Common stock issued to an officer	18,500,000	18,500	-	(18,500)	-	-

Net loss at December 31,2017	-	-	-	-	(56,631)	(56,631)

Balance at December 31, 2017	23,336,600	$23,337	$7,529	$-	$(99,185)	$(68,319)

The accompanying notes are an integral part of these financial statements.

F-5

StreamNet, Inc. Statements of Cash Flows

	For the Year Ended December 31, 2017	July 1, 2016 (inception) through December 31, 2016
Cash flows from operating activities:
Net loss	$(56,631)	$(42,554)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	8,366	1,500
Stock-based compensation, related party	-	21,000
Accounts payable	47,026	-
Changes in Operating Assets and Liabilities:
Accruals	(18,667)	20,000
Net cash used in operating activities	(19,906)	(54)

Cash flows from Investing activities:	-	-

Cash flows from Financing activities:
Proceeds from loan payable	20,000	-
Advances from a related party	25,471	3,600
Repayments to a related party	(25,571)	(3,500)
Net cash provided by financing activities	19,900	100

Net increase (decrease) in cash	(6)	46

Cash, beginning of year	46	-

Cash, end of year	$40	$46

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-6

StreamNet, Inc.

Notes to Financial Statements

NOTE 1 – DESCRIPTION OF BUSINESS AND HISTORY

Description of business

StreamNet, Inc. (the “Company”) was incorporated in the State of Nevada on July 1, 2016 and is a music and entertainment technology company whose primary business is the providing of streaming entertainment content.

NOTE 2 – SUMMARY OF SIGNIFICANT POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Development Stage Company

The company is considered to be in the development stage as defined in ASC 915 “Development Stage Entities” The company is devoting substantially all of its efforts to the development of its business plans. The company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; and does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days. Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds. The carrying value of those investments approximates fair value. There were no cash equivalents for the year ended December 31, 2017 and the period ending December 31, 2016.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses approximate their fair value because of the short maturity of those instruments.

F-7

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis as of December 31, 2017 and 2016.

Earnings (loss) per share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

Stock-based compensation

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with Financial Accounting Standards Board (“FASB”) ASC 718-10, Compensation – Stock Compensation, and the conclusions reached by FASB ASC 505-50, Equity – Equity-Based Payments to Non-Employees. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Revenue recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statement of Income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31,2017, using the new corporate tax rate of 21 percent. See Note 6.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes.  Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

F-8

Recent Accounting Pronouncements

The Company has evaluated recent pronouncements and believes that none of them will have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has accumulated a deficit of $99,185 as of December 31, 2017. The Company requires capital for its contemplated operational and marketing activities. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Company has discussed ways in order to mitigate conditions or events that may raise substantial doubt about its ability to continue as a going concern. There are no assurances that any of these measures will be successful. (1) The Company intends to pursue financing plans to raise funds to judiciously spend towards operational expenses, (2) The Company intends to continue to employ low cost measures to operate its business and analyze any unnecessary cost or expense, (3) The Company intends to seek to avoid unnecessary expenditures, travel, and lodging costs that are not mission critical to its business.

NOTE 4 – LOAN PAYABLE

On March 3, 2017, a third party loaned the Company $20,000. The loan is unsecured, bears interest at 8%, and is due on demand. As of December 31, 2017 there is $1,333 of interest accrued on the loan.

NOTE 5 – COMMON STOCK

On October 4, 2016 the Company granted 1,500,000 shares of common stock at par value for compensation for services for total non-cash expense of $1,500.

On October 4, 2016 the Company granted 20,000,000 shares of common stock at par value to the CEO for compensation for services for total non-cash expense of $20,000. As of December 31, 2016, 18,500,000 of those shares had not yet been issued by the transfer agent and are disclosed as accrued common stock payable. The shares were issued in May 2017.

On October 4, 2016 the Company granted 1,000,000 shares of common stock at par value to a relative of the CEO for compensation for services for total non-cash expense of $1,000.

During the year ended December 31, 2017, the Company granted 836,600 shares of common stock for services at $0.01 per share, for total non-cash expense of $8,336.

NOTE 6 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used in the current year due to the new tax law recently enacted.

F-9

Net deferred tax assets consist of the following components as of December 31:

	2017	2016
Deferred tax assets:
NOL carryover	$18,700	$7,700
Deferred tax liabilities:
None	-	-
Valuation allowance	(18,700)	(7,700)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2017 and 2016 due to the following:

	2017	2016
Book loss	$(11,900)	$(8,900)
Meals and entertainment	100	-
Stock based compensation	1,800	4,700
Valuation allowance	10,000	4,200
	$-	$-

At December 31, 2017, the Company had net operating loss carry forwards of approximately $48,000 that maybe offset against future taxable income.  No tax benefit has been reported in the December 31, 2017 or 2016 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. The change in the valuation allowance for the year ended December 31, 2017 was an increase of $5,800.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21% effective January 1, 2018.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 7 – RELATED PARTY TRANSACTIONS

On October 4, 2016 the Company granted 20,000,000 shares of common stock at par value to the CEO for compensation for services for total non-cash expense of $20,000. As of December 31, 2016, 18,500,000 of those shares had not yet been issued by the transfer agent and are disclosed as accrued common stock payable. The shares were issued in May 2017.

On October 4, 2016 the Company granted 1,000,000 shares of common stock at par value to a relative of the CEO for compensation for services for total non-cash expense of $1,000.

During the year ended December 31, 2017, the CEO advanced the Company $25,471 to pay for general operation expenses. The advances were unsecured, non-interest bearing and due on demand. As of December 31, 2017, all advances had been repaid in full.

During the year ended December 31, 2017, the CEO received $6,801 for consulting services.

NOTE 8 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued on May 10, 2018, and through the date of the filing, and has determined that it has the following material subsequent events to disclose in these financial statements.

Subsequent to December 31, 2017, the Company granted 400 shares of common stock for services at $0.01 per share, for total non-cash expense of $4.

F-10

Item 8. Exhibits

Exhibit No.	Document
2.1	Articles of Incorporation*
2.2	By-laws*
4	Subscription Agreement*
8	Escrow Agreement with Prime Trust, LLC*
13	Consent of AJ Robbins, CPA LLC

* Previously filed

14

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K for the fiscal year ended December 31, 2017 to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada on May 16, 2018.

StreamNet, Inc.
May 16, 2018
	By:	/s/ Darryl Payne
Darryl Payne
Chief Executive Officer, Director

/s/ William Beamon
William Beamon
Vice President and Director

 15